Exhibit 99.1

May 2, 2013

Dear Keating Capital Stockholder:

          Re: Q1 2013 Letter to Stockholders and Notice of Stock Repurchase Plan Extension

          The purpose of this letter is to provide you with an update on business and financial results based on our first quarter Form 10-Q which we filed with the SEC on April 29, 2013.  Further, we are notifying you that our Board of Directors has approved an extension of our stock repurchase program until November 8, 2013.

          For the first quarter, we reported the following highlights:

•	First, our NAV remains unchanged from the fourth quarter at $8.00 per share.

•	Second, we have invested $63.4 million in 20 companies since inception.

•	Third, we had a $2.2 million increase in unrealized appreciation in our LifeLock position as of quarter-end. Subsequent to quarter-end through April 25, 2013, we have sold approximately 74% of our LifeLock shares, resulting in approximately $2.7 million of net realized gains, which represents about $0.30 per share based on the 9,132,222 shares of our common stock outstanding.

•	Fourth, our portfolio companies had median 2012 revenue of $80 million, and experienced an increase in aggregate revenue of 28% over 2011.

•	Fifth, 91% of our total invested capital was deployed in the 2011 and 2012 vintage years.

•	Sixth, the value weighted-average holding period of the companies in our portfolio was 1.3 years.

•	Seventh, we have extended our expected IPO timing and holding periods to two and four years, respectively.

•	Eighth, we do not expect to make any new cleantech investments in the foreseeable future.

•	And finally, we repurchased 42,563 shares of our common stock at an average price of $6.51, or a 19% weighted average discount to NAV.

$63.4 Million Invested in 20 Companies Since Inception
We made no new investments in the quarter, nor did we dispose of any positions in the first quarter.  Since our first investment in January 2010, we have invested $63.4 million in a total of 20 portfolio companies, and we were the lead investor in seven of those transactions.  Of those 20 investments, three companies have successfully priced IPOs, and two other portfolio companies publicly filed registration statements for IPOs but were unable to complete their IPOs.  We believe a number of our other portfolio companies are achieving key operating milestones as they progress toward an expected IPO.

LifeLock $2.2 Million Increase in Unrealized Appreciation
Our first quarter financial statements reflect a $2.2 million increase in the unrealized appreciation on our LifeLock position, or $0.24 per share.  During the first quarter, we held 944,513 shares of LifeLock’s common stock with an aggregate cost of $5,000,000, or $5.29 per share.  Our lockup restriction on these shares expired as of March 31, 2013, and we valued our common stock investment in LifeLock at approximately $9.1 million, or $9.63 per share, based on LifeLock’s closing market price as of March 31, 2013.

Subsequent to quarter-end and through April 25, 2013, we have sold about 74% of our LifeLock shares, resulting in approximately $2.7 million of net realized gains, or approximately $0.30 for each Keating Capital share outstanding.  This represents a disposition of about 74% of our LifeLock position at a return multiple of 1.74x our investment cost over a holding period of slightly more than one year.

Our Board currently intends to declare a distribution of at least 90% of our LifeLock realized gains, subject to any gains or losses realized on other portfolio company investments.  At our next quarterly Board meeting scheduled for July 25, 2013, we expect that our Board will take further action concerning the distribution of our LifeLock realized gains following the disposition of our entire LifeLock position.

Median Portfolio Company:  2012 Revenue of $80 Million and 28% Revenue Growth over 2011
In aggregate, our 19 portfolio companies as of March 31, 2013 had approximately $2.1 billion in annual revenue in 2012, a 28% increase from aggregate 2011 revenue of approximately $1.6 billion.  Eight of our portfolio companies had 2012 revenue in excess of $100 million, and the median company in our portfolio had 2012 revenue of approximately $80 million.  The median annual revenue for a venture capital-backed company at the time of its IPO was $104 million in 2012 and $74 million in 2011.

91% of Total Invested Capital Deployed in 2011 and 2012 Vintage Years
Based on our total invested capital, including any follow-on investments, our 2010 vintage year portfolio company investments represent only 9.0% of our total invested capital, while the 2011 vintage year accounts for 49.2% and the 2012 vintage year accounts for 41.8%.  Stated another way, 91% of our total invested capital as of March 31, 2013 was deployed in 2011 and 2012.

Value Weighted Average Holding Period of 1.3 Years
As a result, the average holding period of our 19 portfolio companies was 1.6 years from our initial investment date, and the value weighted-average holding period was 1.3 years.  And although we are still within the range of our expected overall holding period, our portfolio companies are, on average, taking longer than we expected to go public.

Expected IPO Timing and Holding Periods Extended to Two and Four Years, Respectively
Based on decisions by the management teams and/or boards of our portfolio companies to delay their IPO timing even though we believe such portfolio companies were, in many cases, currently capable of completing an IPO, and the additional time that is being required by certain of our portfolio companies to achieve their pre-IPO operating milestones, we believe that it is more reasonable to expect that our portfolio companies will be able to complete an IPO, on average, within about two years after the closing of our initial investment from our previous target of 18 months.  Similarly, we have extended our targeted investment holding period, on average, to four years from our previous target of three years.

Two other important changes include our de-emphasis of cleantech and a corresponding increase in our minimum revenue threshold criterion from $10 to $20 million on a trailing 12-month basis.  Let me explain.

No New Cleantech Investments Expected in Foreseeable Future
Based on the post-IPO performance of the 23 cleantech stocks that have completed IPOs since January 2010, we do not believe that the public markets are currently receptive to new cleantech IPOs.  We believe this sentiment is partly due to the inherent risks and uncertainties of the cleantech sector, and the inherent difficulties in evaluating these typically earlier stage businesses where the achievement of significant revenue and earnings is usually many years in the future.  Accordingly, we are de-emphasizing cleantech as an area of interest, we do not expect to make any new cleantech investments in the foreseeable future, and plan to focus our new investments primarily in venture capital-backed technology companies where we believe better opportunities exist.  Correspondingly, for new investment opportunities, we are increasing our annual revenue threshold from $10 million to $20 million on a trailing 12-month basis.

Stock Repurchase Program
During the quarter ended March 31, 2013, we repurchased 42,563 shares of our common stock at an average price of $6.51 per share, including commissions, with a total cost of approximately $277,000.  The shares we repurchased in the first quarter were made at a 19% weighted average discount to net asset value per share.  As of March 31, 2013, we had 9,132,222 shares of common stock issued and outstanding.  There are no options, warrants, or other classes of securities issued or outstanding. Additionally, we had no debt.  Other than our stock repurchase program, there were no capital stock transactions in the first quarter.

Since the inception of our stock repurchase program in May 2012, we have repurchased a total of 151,559 shares of our common stock at an average price of $6.87 per share, including commissions, with a total cost of approximately $1,040,000.  The weighted average discount to net asset value per share of the shares repurchased since inception through March 31, 2013 was 15%.

We believe our stock repurchase program continues to be an important part of our strategy to reduce our current NAV discount, even though these repurchases decrease our capital available for investment and increase our operating expense ratio.  Our Board has approved an extension of our stock repurchase program until November 8, 2013.

Disconnect Between Stock Price and NAV

In addition to continuing permitted purchases under our stock repurchase plan that are accretive to NAV, our Board of Directors remains focused on the current discount between our stock price and net asset value, and we are taking active steps to try to eliminate this discount to net asset value over time.  These steps include an investor relations program designed to increase awareness and visibility for our stock, which includes presenting the Company to the investment community at various investor conferences and holding one-on-one meetings with institutional investors.  We now have two analysts covering our stock, and our average daily trading volume has increased from 8,876 shares in 2012 to 12,749 shares in the first quarter of 2013—an increase of 44%.

Results of Operations

NAV $8.00 and Unchanged from Q4 2012

Net Assets

As of March 31, 2013, the total value of our investments in our 19 portfolio companies was $66.3 million, and we had cash and cash equivalents of $7.6 million, with net assets of $73.1 million.

In the first quarter of 2013, our net asset value was unchanged at $8.00 per share.  The components that typically drive the changes in our net asset value each quarter are:  (i) net investment losses, effectively our operating expenses; (ii) realized gains/losses; (iii) the change in unrealized appreciation/deprecation on our investments, and (iv) cash distributions paid to stockholders or capital transactions.  Let me explain each in turn:

•	First, we had net investment loss—effectively our operating expenses (including base management fees and accrued incentive fees)—of approximately $1.3 million, or a loss of $0.14 per share. Our operating expenses, excluding base management fees and accrued incentive fees, were approximately $683,000 in the first quarter. Due to higher audit fees related to the annual audit of our financial statements and higher stockholder communications expenses related to our annual meeting of stockholders, our first quarter operating expenses are typically higher compared to other quarters.

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Second, we had no realized gains or losses during the first quarter since we did not dispose of any portfolio company positions during the quarter. As previously mentioned, all of our LifeLock dispositions occurred after the first quarter-end.

•	Third, we had a net increase in unrealized appreciation on our portfolio company investments of approximately $1.3 million, or an increase of $0.14 per share. During the first quarter, 10 of our portfolio companies were written-up a total of $4.5 million (including $2.2 million of LifeLock), or $0.49 per share. These write-ups were partially offset by write-downs of $3.3 million, or $0.35 per share, in seven portfolio companies. Of the total write-downs in the first quarter, $2.3 million were related to cleantech investments. As of March 31, 2013, the unrealized appreciation of our portfolio is $4,443,367.

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And fourth, our net asset value per share increased by less than $0.01 per share as a result of the share repurchases, and we did not pay any distributions in the first quarter, so there was no impact on NAV.

Clarification of Incentive Fee

I believe it is vitally important to clarify how the incentive fee is calculated and to clear up some significant misperceptions on this subject.  Despite the accrual of incentive fees for accounting purposes, pursuant to our Investment Advisory Agreement, our investment adviser would not be entitled to payment of an incentive fee as of March 31, 2013 until after we have achieved cumulative net realized gains on our investments in excess of $6.6 million, which represents the sum of each position that had an unrealized depreciation on investment as of March 31, 2013.  Through March 31, 2013, we only had $282,000 of cumulative net realized gains.  Accordingly, we do not expect that our investment adviser will be paid an incentive fee based on our LifeLock gains.  In fact, as of March 31, 2013, our investment adviser would only be paid an incentive fee once our cumulative net realized gains exceed this $6.6 million of unrealized depreciation threshold, and then only on the increment of realized gains in excess of this threshold.

Under GAAP accounting rules, we are required to accrue incentive fees to our investment adviser each quarter based on our cumulative realized gains and our net unrealized appreciation.  This accrued incentive fee increases each quarter if our cumulative realized gains or unrealized appreciation increase during the quarter, and similarly, accrued incentive fee decreases each quarter if our cumulative realized gains or unrealized appreciation decrease during the quarter.  So, for example, during the first quarter, we had no change in our cumulative realized gains, but we had an increase in unrealized appreciation of approximately $1.25 million to a total of approximately $4.4 million.  As a result, we booked an expense of approximately $250,000 (20% of the increase) in the first quarter and added this amount to the total accrued incentive fee to the adviser, which totals $945,000 as of March 31, 2013.

Our Investment Philosophy:  The Why

We believe that because investors place a premium on liquidity, public companies typically trade at higher valuations—generally 2x or more—than private companies with similar financial attributes.  We further believe that a private-to-public valuation arbitrage opportunity may be available by providing growth capital to private companies seeking to go public, and then benefiting from the transformation in value associated with becoming public as they complete IPOs.  Finally, we believe that when steps are taken to mitigate the risks associated with pre-IPO investments, there is a potential for both higher absolute returns and attractive risk-adjusted returns.

Our Investment Strategy:  The What and How

Accordingly, our investment strategy is focused on making investments in innovative, emerging growth companies that are committed to and capable of becoming public.  Effectively, we have an IPO, event-driven strategy, and we attempt to generate returns by accepting the risk of owning illiquid securities of later stage private companies.  Naturally, the process of transforming from private to public ownership is subject to the uncertainties of the IPO process.  If this process happened quickly and with certainty, we believe there would be less of an illiquidity discount (and hence, less return potential) available to us when we invest.  Instead, the process takes time and is subject to market conditions, and we now, therefore, incorporate an expected four-year average holding period for each portfolio company into our model.

By its very nature, our strategy embraces illiquidity as the source of our potential returns.  And although we invest and think in terms of years, we report to you quarterly.  And, of course, our stock is publicly traded, which allows you to focus on it monthly, weekly, daily or more frequently.  However, our focus is on more long-term value as well as cash dividends paid from our anticipated net realized gains.

Conclusion

In closing, I want to remind you how we seek to create long-term value for stockholders.  We operate a private-to-public valuation arbitrage strategy, seeking to profit from the potential value increase when a private company completes an IPO.  We attempt to buy privately, sell publicly and capture the difference.  Our goal is to make investments that create the potential for a 2x return on our investment once the company is publicly traded and assuming our typical investment horizon of four years.  To mitigate our downside risk and account for market fluctuations and volatility, we seek structural protections whenever possible.  In short, we believe our model is on track and working according to plan.  Over time, we expect more IPO exits to occur, which we believe will deliver an acceptable return and the potential for annual cash dividends to the patient investor.

Sincerely yours,

/s/ Timothy J. Keating

Timothy J. Keating
Chief Executive Officer

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